Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended April 30, 2011
(Dollars in millions)

Domestic Card Metrics (1)(2)	April 2011
Net principal charge-offs(3)	$224
Average loans held for investment	$54,094
Annualized net charge-off rate(3) (4)	4.97%
30+ day delinquencies	$1,848
Period-end loans held for investment	$54,151
30+ day delinquency rate(5)	3.41%

International Card Metrics(1)
Net principal charge-offs	$51
Average loans held for investment	$8,729
Annualized net charge-off rate(4)	7.06%
30+ day delinquencies	$498
Period-end loans held for investment	$9,039
30+ day delinquency rate(5)	5.51%

Auto Finance Metrics(1)
Net principal charge-offs	$13
Average loans held for investment	$18,431
Annualized net charge-off rate(4)	0.84%
30+ day delinquencies	$1,083
Period-end loans held for investment	$18,542
30+ day delinquency rate(5)	5.84%
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(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount.  We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)
The statistics for April 2011 reflect the impact of the April 1, 2011 acquisition of the existing private-label credit card loan portfolio of Kohl’s Department Stores (“Kohl’s”), which had an outstanding principal and interest balance of approximately $3.7 billion at acquisition.  In accordance with our loss share agreement with Kohl's, charge-offs for the portfolio are reported net of any reimbursement of credit losses from Kohl's, which has the impact of lowering the overall Domestic Card charge-off rate. The impact of the Kohl's portfolio contributed to, but did not represent the majority of, the month over month decline in the charge-off rate.

(3)
In April 2011, we experienced a three-day delay in the receipt of bankruptcy notifications due to third-party vendor processing issues. As a result, we estimate that Domestic Card net charge-offs for April 2011 were lower than they otherwise would have been by approximately $6 million to $8 million.  These charge-offs will be reflected in our May 2011 net charge-offs.  Although the timing of these charge-offs affects our April and May 2011 net charge-off amounts, it will have no impact on our total net charge-offs for the second quarter of 2011.

(4)	Calculated by loan category by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.

(5)	Calculated by loan category by dividing 30+ day delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.